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                                                              Exhibit 11



                         ITT EDUCATIONAL SERVICES, INC.
             COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT  PER SHARE DATA)



                                      THREE MONTHS ENDED MARCH 31,
                                     ------------------------------
                                          1998          1997
                                         ------        ------

Net income                             $  7,328       $  6,202
                                       ========       ========

Shares:
 Weighted average number
  of shares of common
  stock outstanding                      27,000         27,000

Shares assumed issued
 (less shares assumed
 purchased for treasury)
 on stock options                           144            109
                                       --------       --------

Outstanding shares for primary
 earnings per share calculation          27,144         27,109
                                       ========       ========

Earnings per common share:             $   0.27       $   0.23
                                       ========       ========